EXHIBIT 99.1

NEWS RELEASE

RANGE ACQUIRES PERMIAN PROPERTIES

FORT WORTH, TEXAS, APRIL 30, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has acquired a privately held company owning producing oil and gas properties in the Permian Basin for $22.5 million. Range estimates the reserves attributable to the properties approximate 22 Bcfe. Oil comprises 75% of the production and 52% of the reserves are classified as proved developed. Current net production averages 3.3 Mmcfe per day with over 85% being operated by the Company. The properties have a reserve-to-production ratio of over 15 years. Range financed the acquisition by drawing on its bank credit facility.

Commenting, John H. Pinkerton, Range President stated, “This transaction fits well within our acquisition strategy as it is located in our largest core operating area and has meaningful development potential. Our technical team has already identified more than 60 recompletion and drilling opportunities which we will begin exploiting shortly.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated development potential and recompletion and drilling opportunities are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-11

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817)870-2601
www.rangeresources.com

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